Exhibit 10.1

Execution Version

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (this “Agreement”) is dated as of January 6, 2022 between and among ICU Medical, Inc., a corporation incorporated under the laws of the State of Delaware (the “Company”), and Smiths Group International Holdings Limited, a company incorporated in England and Wales (the “Shareholder”). The Company and the Shareholder are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company and the Shareholder entered into a Share Sale and Purchase Agreement dated September 27, 2021 (the “Purchase Agreement”), pursuant to which the Company will acquire all of the issued and outstanding shares of Smiths Medical 2020 Limited, a company incorporated in England and Wales, from the Shareholder in exchange for cash and the issuance by the Company of shares of Common Stock (as defined below) to the Shareholder;

WHEREAS, the transactions contemplated by the Purchase Agreement will be consummated as of the date of this Agreement and, pursuant to the Purchase Agreement, the Company is issuing to the Shareholder an aggregate of two million five hundred thousand (2,500,000) shares of Common Stock (the “Initial Shares”), representing approximately 10.5% (the “Initial Share Percentage”) of the total outstanding shares of Common Stock as of the date hereof after issuance of the Initial Shares hereunder; and

WHEREAS, the Parties are entering into this Agreement for the purposes of setting forth their agreement and understanding relating to the ownership of Shares (as defined below) by the Shareholder and certain other matters.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

Definitions

Section 1.1.Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Affiliate” (including, with a correlative meaning, “affiliated”) means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“Anti-Corruption Laws” means all applicable anti-bribery and anti-corruption laws, including the Foreign Corrupt Practices Act and the United Kingdom’s Bribery Act 2010.

“Beneficially Own”, “Beneficial Owner” and “Beneficial Ownership” mean, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act. In addition, a Person shall be deemed to be the Beneficial Owner of, and shall be deemed to Beneficially Own and have Beneficial Ownership of, any securities which are the subject of, or the reference securities for, or that underlie, any Derivative Instrument of such Person, with the number of securities Beneficially Owned being the notional or other number of securities specified in the documentation evidencing the Derivative Instrument as being subject to be acquired upon the exercise or settlement of such Derivative Instrument or as the basis upon which the value or settlement amount of such Derivative Instrument is to be calculated in whole or in part or, if no such number of securities is specified in such documentation, as determined by the Board of Directors in its sole discretion to be the number of securities to which the Derivative Instrument relates.

“Blackout Period” has the meaning set forth in Section 5.2.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York or in the City of London, England are authorized or required by Law or other governmental action to close.

“Company Competitor” means those competitors of the Company identified on Schedule I to this Agreement.

“Common Stock” means the shares of common stock of the Company, par value $0.10 per share.

“Confidential Information” means all information (irrespective of the form of communication, and irrespective of whether obtained prior to or after the date hereof) obtained by or on behalf of the Shareholder or its Representatives from the Company or its Representatives, in connection with the Beneficial Ownership of Shares or through the rights granted pursuant to this Agreement, other than information which (a) was or becomes generally available to the public other than as a result of a breach of this Agreement by the Shareholder or its Representatives, (b) was or becomes available to the Shareholder or its Representatives on a non-confidential basis from a source other than the Company or its Representatives; provided, that the source thereof is not known by the Shareholder or its Representatives to be bound by an obligation of confidentiality, or (c) is independently developed by the Shareholder or its Representatives without the use of or reference to any such information that would otherwise be Confidential Information hereunder.

“Contract” means any contract, agreement, instrument, undertaking, indenture, commitment, loan, license, settlement, consent, note or other legally binding obligation (whether or not in writing).

“Control”, “Controlled” and “Controlling” mean, when used with respect to any specified Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise, and the terms “Controlled by” and “under common Control with” shall be construed accordingly.

“Derivative Instrument” means any and all derivative securities (as defined under Rule 16a-1 under the Exchange Act) that increase in value as the value of any Equity Securities of the Company increases, including a long convertible security, a long call option and a short put option position, in each case, regardless of whether (a) such derivative security conveys any voting rights in any Equity Security, (b) such derivative security is required to be, or is capable of being, settled through delivery of any Equity Security or (c) other transactions hedge the value of such derivative security.

“Equity Right” means, with respect to any Person, any security (including any debt security or hybrid debt equity security) or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls, warrants, restricted shares, restricted shares units, deferred share awards, share units, “phantom” awards, dividend equivalents, participations, interests, rights or commitments relating to, or any share appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person.

“Equity Securities” means (a) Shares or other capital stock or equity interests or equity-linked interests of the Company and (b) Equity Rights that are directly or indirectly exercisable or exchangeable for or convertible into Shares or other capital stock or equity interests or equity-linked interests of the Company.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) department, agency or instrumentality of a federal, state, local, municipal, foreign or other government, including any state-owned or state controlled instrumentality of a foreign or other government, (d) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (e) international or multinational organization formed by states, governments or other international organizations, (f) organization that is designated by executive order pursuant to Section 1 of the United States International Organizations Immunities Act (22 U.S.C. 288 of 1945), as amended, and the rules and regulations promulgated thereunder or (g) other body (including any industry or self-regulating body) exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police or regulatory authority or power of any nature.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“Group Member” means, with respect to any specified Person, any Affiliate of the specified Person that, directly or indirectly, is Controlled by, or Controls, the specified Person and includes any Person with respect to which the specified Person is a direct or indirect Subsidiary.

“Hedging Arrangement” means any transaction or arrangement, including through the creation, purchase or sale of any security, including any security-based swap, swap, cash-settled option, forward sale agreement, exchangeable note, total return swap or other derivative, in each case, the effect of which is to hedge the risk of owning Equity Securities.

“Law” means any supranational, international, national, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation, in each case enacted, promulgated issued or entered by a Governmental Authority.

“Lock-Up Period” means the period from the date of this Agreement until the date that is six (6) months following the date of this Agreement.

“Permitted Transferee” means the Shareholder, Shareholder Parent and any direct or indirect wholly owned Subsidiary of Shareholder Parent; provided that if any such transferee of Shares ceases to be a direct or indirect wholly owned Subsidiary of Shareholder Parent, (a) such transferee shall, and the Shareholder shall procure that such transferee shall, immediately Transfer back the transferred Shares to the applicable transferor, or, if such transferor by that time is no longer a Permitted Transferee, to the Shareholder or the Shareholder Parent, as if such Transfer of such Shares had not taken place ab initio, and (b) the Company shall no longer, and shall instruct its transfer agent and other third parties to no longer, record or recognize such Transfer of such Shares on the shareholders’ register of the Company.

“Person” means an individual, corporation, limited liability company, general or limited partnership, joint venture, association, trust, unincorporated organization, Governmental Authority, other entity or Group.

“Registrable Securities” means (a) the Initial Shares, (b) any shares of Common Stock issued or issuable with respect to the Initial Shares on or after the date of this Agreement by way of a share dividend, distribution or share split or in connection with a reclassification, exchange, readjustment or combination of shares, recapitalization, merger, consolidation, other reorganization or similar events and (c) any other shares of Common Stock that are Beneficially Owned by the Shareholder or its Group Members. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities if (i) a Registration Statement with respect to the sale of such securities has become effective under the Securities Act and such securities have been disposed of pursuant to such effective Registration Statement, (ii) such securities were disposed of pursuant to Rule 144, (iii) such securities have been Transferred in violation of Section 2.1 of this Agreement or (iv) such securities cease to be outstanding.

“Registration Statement” means any registration statement of the Company that covers any Registrable Securities and all amendments and supplements to any such registration statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Representatives” means, as to any Person, its Affiliates and its and their respective directors, officers, managers, employees, agents, attorneys, accountants, financial advisors and other advisors or representatives.

“Required Registration Statement” means a Registration Statement that covers the Registrable Securities requested to be included therein pursuant to the provisions of Section 5.1 on an appropriate form pursuant to the Securities Act (other than pursuant to Rule 415), and which form is available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution thereof, and all amendments and supplements to such Registration Statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Required Shelf Registration Statement” means a Registration Statement that covers the Registrable Securities requested to be included therein pursuant to the provisions of Section 5.1 on an appropriate form or any similar successor or replacement form (in accordance with Section 5.1) pursuant to Rule 415, and which form is available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution thereof, and all amendments and supplements to such Registration Statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“Rule 415” means Rule 415 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder Parent” means Smiths Group plc, a company incorporated in England and Wales.

“Shares” means (a) the Initial Shares, (b) any Equity Securities issued or issuable with respect to the Initial Shares on or after the date of this Agreement by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization and (c) any other Equity Securities held by the Shareholder or any of its Affiliates.

“Standstill Level” means, as of any date, a number of Shares equal to 11% of the shares of Common Stock outstanding (on a fully diluted basis) on such date.

“Significant Holder Period” means the period beginning on the date of this Agreement and ending on the first Business Day following the later of the date on which (x) the Shareholder and its Group Members collectively Beneficially Own a number of Shares less than 5% of the then issued and outstanding shares of Common Stock, (y) the Shareholder no longer has the right, under Article 6 of this Agreement, to designate an individual for election to the Board of Directors and (z) the director designated by the Shareholder for appointment or election to the Board of Directors ceases serving on the Board of Directors as the Shareholder Designee.

“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries.

“Voting Securities” means the Shares and any other securities of the Company entitled to vote at any general meeting of the Company.

Section 1.2.Additional Defined Terms. For purposes of this Agreement, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
Agreement	Preamble
Automatic Shelf Registration Statement	Section 5.3
Company	Preamble
Demand Registration	Section 5.1
Initial Share Percentage	Recitals
Initial Shares	Recitals
Lock-Up Period Permitted Transfer	Section 2.1(a)

Other Registrable Securities	Section 5.5(b)(ii)
Parties	Preamble
Piggyback Registration	Section 5.5(a)
Piggyback Requests	Section 5.5(a)
Preemptive Share Percentage	Section 7.1
Purchase Agreement	Recitals
Registration Expenses	Section 5.8
Request	Section 5.1
Requested Information	Section 5.9
Shareholder	Preamble
Shareholder Designee	Section 6.3
Shareholder Party	Section 8.7
Shelf Registration	Section 5.1
Third Party Acquisition	Section 4.2
Transfer	Section 2.1
WKSI	Section 5.3

Section 1.1.Construction. Unless expressly specified otherwise, whenever used in this Agreement, the terms “Article,” “Exhibit,” “Schedule” and “Section” refer to articles, exhibits, schedules and sections of this Agreement. Whenever used in this Agreement, the terms “hereby,” “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole, including all articles, sections, schedules and exhibits hereto. Whenever used in this Agreement, the terms “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. Whenever the context of this Agreement permits, the masculine, feminine or neuter gender, and the singular or plural number, are each deemed to include the others. “Days” means calendar days unless otherwise specified. Unless expressly specified otherwise, all payments to be made in accordance with or under this Agreement shall be made in U.S. Dollars (USD$). References in this Agreement to particular sections of a Law shall be deemed to refer to such sections or provisions as they may be amended after the date of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party (or any Affiliate thereof) by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE 2

Transfer Restrictions

Section 2.1.Restrictions on Transfer. The right of the Shareholder and its Affiliates to directly or indirectly, in any single transaction or series of related transactions, sell, assign, pledge, hypothecate or otherwise transfer (or enter into any Contract or other obligation regarding the future sale, assignment, pledge or transfer of) (each, a “Transfer”) any Shares is subject to the restrictions set forth in this Article 2, and no Transfer of Shares by the Shareholder or any of its Affiliates may be effected except in compliance with this Article 2 and in accordance with all applicable Laws; provided, that, for the avoidance of doubt, a “Transfer” shall not include any direct or indirect transfer of the equity securities of the Shareholder or Shareholder Parent or any issuance of equity securities by the Shareholder or Shareholder Parent so long as such transfer or issuance is not intended to circumvent the transfer restrictions contained in this Article 2. Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the stock transfer books of the Company or any local custodian or transfer agent.

(a)Until the expiration of the Lock-Up Period, the Shareholder shall not directly or indirectly, in any single transaction or series of related transactions, Transfer any Shares without the prior written consent of the Company, other than the following Transfers (each, a “Lock-Up Period Permitted Transfer”):

(i)a Transfer of Shares in response to a tender or exchange offer by any Person or a Third Party Acquisition that has been approved or recommended by the Board of Directors;

(ii)a Transfer of Shares to the Company or a Subsidiary of the Company;

(iii)a Transfer of Shares to a Permitted Transferee, so long as such Permitted Transferee, to the extent it has not already done so, executes a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such Permitted Transferee agrees to be bound by the terms of this Agreement as if such Permitted Transferee was an original party hereto;

(iv)a Transfer required by Law;

(v)a Transfer of Shares that has been approved in advance by the Board of Directors or a duly authorized committee thereof;

(vi)a Transfer of Shares pursuant to Section 5.5; and

(vii)a Transfer of Shares in connection with which the Shareholder’s rights under this Agreement are assigned to the transferee pursuant to Section 8.6(b)(i).

(b)Following the Lock-Up Period, the Shareholder shall be entitled to Transfer any Shares in its sole discretion, provided that the Shareholder shall not directly or indirectly, in any single transaction or series of related transactions, Transfer any Shares:

(i)other than in accordance with all applicable Laws and the other terms and conditions of this Agreement;

(ii)to a Person who has filed or is part of a “group” (as defined in Section 13(d) of the Exchange Act) that has filed a Schedule 13D with the SEC in respect of Common Stock; provided, that such restriction shall not apply if the Shareholder provides the Company with prior written notice of such intended Transfer at least one (1) Business Day prior to the completion of such Transfer; provided, further, that such restriction shall not apply to Transfers (a) into the public market pursuant to a bona fide, broadly distributed public offering, in each case made pursuant to the registration rights herein, (b) through a bona fide sale into the public market without registration effectuated pursuant to Rule 144 under the Securities Act, or (c) in connection with a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or any change of control transaction involving the Company; or

(iii)to a Company Competitor; provided, that such restriction shall not apply to Transfers (a) into the public market pursuant to a bona fide, broadly distributed public offering, in each case made pursuant to the registration rights herein, (b) through a bona fide sale into the public market without registration effectuated pursuant to Rule 144 under the Securities Act, or (c) in connection with a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or any change of control transaction involving the Company.

(c)Nothing in this Agreement shall prevent the Shareholder or its Representatives from entering into discussions with the Company or one or more financial institutions in connection with a Lock-Up Period Permitted Transfer or an offering to be effected pursuant to Section 5.4 and Section 5.5 after the end of the Lock-up Period, provided that such discussions are not publicly disclosed.

ARTICLE 3

Voting

Section 3.1.Voting Agreement.

(a)During the Significant Holder Period, the Shareholder shall cause all of the Voting Securities that are Beneficially Owned by it or any of its Group Members or over which it or any of its Group Members has voting control to be voted at any meeting of the shareholders of the Company called for such purpose or in any action by written consent of the shareholders for such purpose (i) in favor of all those persons nominated and recommended to serve as directors of the Company by the Board of Directors or any applicable committee thereof, (ii) with respect to any matter directly relating to remuneration of directors, directors’ insurance or indemnification or release from liability of directors, in a manner proportionally consistent with the vote of shares of Common Stock not Beneficially Owned by the Shareholder or any of its Group Members, and (iii) with respect to any other action, proposal or matter to be voted on by the shareholders of the Company, in accordance with the recommendation of the Board of Directors or any applicable committee thereof. Notwithstanding the foregoing, the Shareholder and its Group Members shall be free to vote at their discretion in connection with any proposal submitted for a vote of the shareholders of the Company in respect of (A) the issuance of Equity Securities in connection with any merger, consolidation or business combination of the Company, (B) any merger, consolidation or business combination of the Company, (C) the sale of all or substantially all the assets of the Company or (D) any amendment or modification proposed by the Company to the certificate of incorporation or bylaws of the Company.

(b)During the Significant Holder Period, with respect to any matter that the Shareholder is required to vote on in accordance with Section 3.1(a), the Shareholder shall cause each Voting Security owned by it or over which it has voting control to be voted by completing the proxy forms distributed by the Company, and not by any other means. The Shareholder shall use reasonable best efforts to deliver the completed proxy form to the Company no later than five (5) Business Days prior to the date of such general meeting of the Company. Upon the written request of the Company, the Shareholder hereby agrees to use reasonable best efforts to take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this Section 3.1(b).

ARTICLE 4

Standstill

Section 4.1.During the Significant Holder Period, the Shareholder shall not, directly or indirectly, and shall cause its Group Members directly or indirectly not to, without the prior written consent of, or waiver by, the Company:

(a)subject to Section 4.2, acquire, offer or seek to acquire, agree to acquire or make a proposal (including any private proposal to the Company or the Board of Directors) to acquire, by purchase or otherwise, any securities (including any Equity Securities or Voting Securities, but excluding debt securities) or Derivative Instruments, or direct or indirect rights to acquire any securities (including any Equity Securities or Voting Securities, but excluding debt securities) or Derivative Instruments, of the Company or any Subsidiary of the Company, or any securities (including any Equity Securities or Voting Securities, but excluding debt securities) or indebtedness convertible into or exchangeable for any such securities;

(b)offer, or seek to acquire, or participate in any acquisition of assets or business of the Company and its Subsidiaries;

(c)conduct, fund or otherwise become a participant in any “tender offer” (as such term is used in Regulation 14D under the Exchange Act) involving Equity Securities, Voting Securities or any securities convertible into, or exercisable or exchangeable for, Equity Securities or Voting Securities, in each case not approved by the Board of Directors;

(d)otherwise act in concert with others to seek to control or influence the Board of Directors or shareholders of the Company or its Subsidiaries; provided that nothing in this clause (d) shall preclude the Shareholder, its Group Members, or its Representatives, from engaging in discussions with the Company or its Representatives or the Shareholder’s designated and/or nominated director to the Board of Directors pursuant to Section 6.2 from engaging in any activities in his or her capacity as such designated and/or nominated director;'

(e)make or join or become a participant (as defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in (or encourage) any “solicitation” of “proxies” (as such terms are defined in Regulation 14A as promulgated by the SEC), or consent to vote any Voting Securities or any of the voting securities of any Subsidiaries of the Company (including through action by written consent), or otherwise knowingly advise or influence any Person with respect to the voting of any securities of the Company or its Subsidiaries;

(f)make any public announcement with respect to, or solicit or submit a public proposal for, or publicly propose (with or without conditions) any merger, consolidation, business combination, “tender offer” (as such term is used in Regulation 14D under the Exchange Act), recapitalization, reorganization, purchase or license of a material portion of the assets, properties, securities or indebtedness of the Company or any Subsidiary of the Company, or other similar extraordinary transaction involving the Company, any Subsidiary of the Company or any of its securities or indebtedness, or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person regarding any of the foregoing;

(g)call or seek to call a meeting of shareholders of the Company or initiate a shareholder proposal or meeting agenda item for action of the Company’s shareholders, or, except as contemplated by Article 6, seek election or appointment to or to place a representative on the Board of Directors or seek the removal of any director from the Board of Directors;

(h)form, join, become a member or otherwise participate in a Group (other than with any of its Group Members) with respect to the securities of the Company or any of its Subsidiaries;

(i)deposit any Voting Securities in a voting trust or similar Contract or subject any Voting Securities to any voting agreement, pooling arrangement or similar arrangement or Contract, or grant any proxy with respect to any Voting Securities (in each case, other than (i) with the Shareholder or any of its Affiliates or wholly-owned Subsidiaries, or (ii) in accordance with Section 3.1);

(j)publicly make any proposal or publicly disclose any plan, or cause or authorize any of its and their directors, officers, employees or agents to publicly make any proposal or publicly disclose any plan on its or their behalf, inconsistent with the foregoing restrictions;

(k)knowingly take any action or cause or authorize any of its and their directors, officers, employees or agents to take any action on its or their behalf, that would reasonably be expected to require the Company or any of its Subsidiaries to publicly disclose any of the foregoing actions or the possibility of a business combination, merger or other type of transaction or matter described in this Section 4.1;

(l)knowingly advise, assist, arrange or otherwise enter into any discussions or arrangements with any third party in furtherance of any of the foregoing; or

(m)directly or indirectly, contest the validity of, any provision of this Section 4.1 (including this subclause) or Section 3.1 (whether by legal action or otherwise).

Section 4.2.Notwithstanding anything herein to the contrary, the prohibitions in Section 4.1 shall not apply to the activities of the Shareholder or any of its Group Members in connection with:

(a)acquisitions made as a result of a stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change approved or recommended by the Board of Directors; or

(b)acquisitions made in connection with a transaction or series of related transactions in which the Shareholder or any of its Group Members acquires a previously unaffiliated business entity that Beneficially Owns Equity Securities, Voting Securities or Derivative Instruments, or any securities convertible into, or exercisable or exchangeable for, Equity Securities, Voting Securities or Derivative Instruments, at the time of the consummation of such acquisition.

Section 4.3.Notwithstanding anything herein to the contrary, the prohibitions in Section 4.1 shall immediately terminate, and the Shareholder and its Affiliates may engage in any of the activities specified in Section 4.1, in the event that:

(a)the Company publicly announces that it has entered into an agreement with any Person or Group which provides for (i) the acquisition by such Person or Group of more than 50% of the Common Stock or all or a majority of the assets of the Company or (ii) any merger, consolidation or similar business combination, including as a result of a stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change; involving the Company and such Person or Group (each, a “Third Party Acquisition”);

(b)the Board of Directors recommends that shareholders of the Company tender their shares or vote in favor of a Third Party Acquisition; or

(c)any Person or Group (i) acquires Beneficial Ownership of more than 50% of the outstanding Common Stock, (ii) makes an offer which if fully subscribed would result in such Person or Group acquiring Beneficial Ownership of more than 50% of the outstanding Common Stock of the Company, or (iii) publicly announces an intention to engage in a Third Party Acquisition, and, in the case of clause (ii) or (iii), the Company does not, within ten (10) Business Days of public announcement thereof by such person or group, publicly oppose and/or recommend to its stockholders that they not accept such offer or support such Third Party Acquisition.

(d)Notwithstanding any of the foregoing, nothing in this Agreement shall restrict (i) the Shareholder’s or its Affiliates’ Representatives from effecting or recommending transactions in securities

(A) in the ordinary course of its business as an investment advisor, broker, dealer in securities, market maker, specialist or block positioner and (B) not at the direct or request of the Shareholder or any of its Affiliates, and (ii) the director designated by the Shareholder from exercising his or her fiduciary duties as a member of the Board of Directors.

Section 4.4.Notwithstanding anything herein to the contrary, the Shareholder and its Group Members may (i) acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire Shares (and any securities (including any Equity Securities or Voting Securities, but excluding debt securities) convertible into or exchangeable for Shares) and Derivative Instruments, if, immediately following such acquisition, the collective Beneficial Ownership of Shares of the Shareholder and its Group Members, as a group, would not exceed the Standstill Level and (ii) make a non-public proposal or other communication to the Board of Directors regarding any action described in Section 4.1 so long as the Shareholder or such Group Member reasonably believes that such offer will not result in the Company or Shareholder Parent being required by applicable Law to disclose the making of such offer promptly following the making thereof.

ARTICLE 5

Registration Rights

Section 5.1.Demand Registration. At any time and from time to time following the expiration of the Lock-Up Period, the Shareholder may request in writing (“Request”) that the Company register under the Securities Act all or part of the Registrable Securities that are Beneficially Owned by the Shareholder or its Affiliates (a) on a Registration Statement on Form S-3 or other available form (a “Demand Registration”) or (b) on a Shelf Registration Statement covering any Registrable Securities (or otherwise designating an existing Shelf Registration Statement with the SEC to cover the Registrable Securities) (a “Shelf Registration”), in each case, covering the sale or distribution of the Registrable Securities from time to time by the Shareholder, on a delayed or continuous basis pursuant to Rule 415 of the Securities Act, including by way of underwritten offering, block sale or other distribution plan designated by the Shareholder. Upon receipt of any Request, the Company shall as promptly as practicable but in any event not later than the date that is thirty (30) days after receipt by the Company of such Request, in accordance with the provisions of this Agreement, file a Registration Statement with the SEC covering all such Registrable Securities, in accordance with the method or methods of distribution thereof elected by the Shareholder. In the event that any such Request involves a Hedging Arrangement in which the counterparty to the Shareholder uses the Shelf Registration Statement to effect short sales of Registrable Securities, the consent of the Company shall be required in connection with such Request, such consent not to be unreasonably withheld, delayed or conditioned. The Shareholder shall be entitled to make no more than four (4) Requests in any twelve-month period and eight (8) Requests in the aggregate (it being understood that each underwritten offering under this Agreement shall count as a Request, even if such offering is conducted pursuant to a Shelf Registration Statement, unless the Shareholder withdraws its request in the circumstances described in the second sentence of Section 5.6), and each such Request shall be to register an amount of Registrable Securities having an aggregate value of at least $50,000,000. The Company shall not be obligated to effect a Demand Registration during the sixty (60) day period following the effective date of a Registration Statement pursuant to any other Demand Registration. Each Request pursuant to this Section 5.1 shall be in writing and shall specify the number of Registrable Securities requested to be registered and the intended method of distribution of such Registrable Securities. Nothing in this Article 5 shall affect, supersede or otherwise modify any of the restrictions on Transfer set forth in Article 2 or any other provision of this Agreement.

Section 5.2.Restrictions on Demand Registrations. The Company may (a) postpone the filing or the effectiveness of a Registration Statement requested by the Shareholder or of a supplement or amendment thereto during the regular quarterly period during which directors and executive officers of the Company are not permitted to trade under the insider trading policy of the Company then in effect until the expiration of such quarterly period (but in no event later than two (2) Business Days after the date of the Company’s quarterly earnings announcement) and (b) postpone for up to seventy five (75) days the filing or the effectiveness of a Registration Statement or of a supplement or amendment thereto if the Board of Directors determines in good faith that such Demand Registration or Shelf Registration, as the case may be, would (i) reasonably be expected to materially impede, delay, interfere with or otherwise have a material adverse effect on any material acquisition of assets (other than in the ordinary course of business), merger, consolidation, tender offer, financing or any other material business transaction by the Company or any of its Subsidiaries or (ii) require disclosure of information that has not been, and is otherwise not required to be, disclosed to the public, the premature disclosure of which the Company, after consultation with outside counsel to the Company, believes would materially and adversely affect the Company (any such period in either clause (a) or (b) to be referred to as a “Blackout Period”). The postponement rights in clause (b) of the first sentence of this Section 5.2 shall not be applicable to the Shareholder for more than a total of one hundred twenty (120) days during any period of twelve (12) consecutive months.

Section 5.3.Automatic Shelf Registrations. To the extent that the Company qualifies as a well-known seasoned issuer as defined in Rule 405 under the Securities Act (a “WKSI”) at the time of such Request, the Shareholder may request that the Company file with the SEC an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) on Form S3 (an “Automatic Shelf Registration Statement”) permitting the public resale of Registrable Securities in accordance with the requirements of the Securities Act and the rules and regulations of the SEC thereunder. The Company shall use its reasonable best efforts and take all actions required or reasonably requested by the Shareholder to maintain the effectiveness of such Automatic Shelf Registration Statement in accordance with the requirements of the Securities Act and the rules and regulations of the SEC thereunder and subject to the Blackout Periods set forth in Section 5.2. At the time any Request for a Demand Registration or Shelf Registration is submitted to the Company on or after the date of this Agreement and, pursuant to such Request, the Shareholder requests, in accordance with this Section 5.3, that the Company file an Automatic Shelf Registration Statement, the Company shall file an Automatic Shelf Registration Statement in accordance with the requirements of the Securities Act and the rules and regulations of the SEC thereunder, which covers the Registrable Securities held by the Shareholder and its Affiliates. At the written request of the Shareholder, the Company shall pay the registration fee with respect to a take-down from an Automatic Shelf Registration Statement promptly and, in any event, within the time period required by applicable Law after receiving such written request. So long as the Shareholder is entitled to registration rights pursuant to this Article 5, the Company shall use its reasonable best efforts to remain a WKSI and not to become an ineligible issuer (as defined in Rule 405 under the Securities Act). If, at any time following the filing of an Automatic Shelf Registration Statement when the Company is required to re-evaluate its WKSI status, the Company determines that it is not a WKSI, the Company shall use its reasonable best efforts to post-effectively amend the Automatic Shelf Registration Statement to a Registration Statement or Shelf Registration Statement on Form S-3 or file a new Shelf Registration Statement on Form S-3, have such Shelf Registration Statement declared effective by the SEC and keep such Shelf Registration Statement effective during the period in which such Shelf Registration Statement is required to be kept effective in accordance with this Article 5.

Section 5.4.Selection of Underwriters; Underwritten Offering. If the Shareholder so notifies the Company in writing, the Company shall use its reasonable best efforts to cause a Demand Registration or Shelf Registration to be in the form of an underwritten offering. In connection with any underwritten Demand Registration or Shelf Registration, the Shareholder shall have the sole right to select the managing underwriters, bookrunners and the non-bookrunning underwriters, subject to such underwriters being nationally recognized investment banks in the United States and subject to the prior approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed. The Shareholder may not participate in any registration under this Agreement which is underwritten unless the Shareholder agrees to sell the Registrable Securities held by the Shareholder on the basis provided in any underwriting agreement with the underwriters and completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

Section 5.5.Piggyback Registrations.

( a)If the Company determines to publicly sell in an underwritten offering or register for sale any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 5.1, a registration relating solely to any employee or director equity or equity-based incentive or compensation plan or arrangement or any similar employee or director compensation or benefit plan, a registration relating to the offer and sale of debt securities, a registration relating solely to a corporate reorganization (including by way of merger of the Company or any of its Subsidiaries with any other business) or acquisition of another business, or a registration on any registration form that does not permit secondary sales (a “Piggyback Registration”) the Company shall (i) as soon as reasonably practicable but in no event less than five (5) Business Days prior to the initial filing of a registration statement in connection with such Piggyback Registration (or in case of a Shelf Registration Statement, not less than five (5) days prior to the expected date of commencement of marketing efforts for such Piggyback Registration that is conducted as a takedown off of an effective Shelf Registration Statement) give written notice of its intention to effect such sale or registration to the Shareholder and (ii) subject to Section 5.5(b) and Section 5.5(c), include in such Piggyback Registration and in any underwriting involved therein (whether prior to or following the expiration of the Lock-Up Period) all of such Registrable Securities as are specified in a written request or requests (“Piggyback Requests”) made by the Shareholder received by the Company within ten (10) Business Days after such written notice from the Company is given to the Shareholder. Such Piggyback Requests shall specify the number of Registrable Securities requested to be disposed of by the Shareholder.

( b)If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the aggregate number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering without adversely affecting the success of such offering (including an adverse effect on the offering price), the Company shall include in such registration only such securities as the Company is advised by such managing underwriters can be sold without such an effect, which securities shall be included in the following order of priority:

( i)first, the securities the Company proposes to sell;

( ii)second, the securities requested to be included in such registration by the holders of Registrable Securities and holders that are contractually entitled to include such securities therein pursuant to those written agreement(s) entered into by the Company prior to the date of this Agreement and identified on Schedule II hereto (the “Other Registrable Securities”), pro rata on the basis of the number of Registrable Securities and Other Registrable Securities requested to be included in such registration; and

( iii)third, any other securities requested to be included in such registration.

( c)If a Piggyback Registration is an underwritten secondary registration on behalf of any holder of Other Registrable Securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering without adversely affecting the success of such offering (including an adverse effect on the offering price), the Company shall include in such registration only such securities as the Company is advised by such managing underwriters can be sold without such an effect, which securities shall be included in the following order of priority: (i) first, the Other Registrable Securities requested to be included in such registration, (ii) second, the Registrable Securities requested to be included in such registration, and (iii) third, any other securities requested to be included in such registration.

( d)The Company and any holder of Other Registrable Securities initiating any Piggyback Registration shall have the right to, in its sole discretion, defer, terminate or withdraw any registration initiated by it under this Section 5.5 whether or not the Shareholder has elected to include any Registrable Securities in such registration. Notwithstanding anything contained herein, in the event that the SEC or applicable federal securities Laws and regulations prohibit the Company from including all of the Registrable Securities requested by the Shareholder to be registered in a registration statement pursuant to this Section 5.5, then the Company shall be obligated to include in such registration statement only such portion of the Registrable Securities as is permitted by the SEC or such federal securities Laws and regulations.

Section 5.6.Withdrawals. The Shareholder may withdraw all or any part of the Registrable Securities from a Registration Statement at any time prior to the effective date of such Registration Statement. If such withdrawal is made primarily as a result of the failure of the Company to comply with any provision of this Agreement, the Company shall be responsible for the payment of all Registration Expenses in connection with such registration and such registration shall not count as a Demand Registration for purposes of Section 5.1. In the case of any other withdrawal, the Shareholder shall pay for the Registration Expenses associated with the withdrawn registration.

Section 5.7.Registration Procedures. Whenever the Shareholder has made a Request in accordance with Section 5.1 that any Registrable Securities be registered pursuant to this Agreement, the Company shall as expeditiously as reasonably practicable:

(a)(i) in no event later than 30 days after the receipt by the Company of such a Request prepare and file with the SEC a Required Registration Statement or Required Shelf Registration Statement, as the case may be, providing for the registration under the Securities Act of the Registrable Securities which the Company has been so requested to register in accordance with the intended methods of distribution thereof specified in such Request, and shall use reasonable best efforts to have such Required Registration Statement or Required Shelf Registration Statement, as the case may be, declared effective by the SEC as soon as practicable thereafter and subject to the Blackout Periods set forth in Section 5.2, to keep such Required Registration Statement or Required Shelf Registration Statement, as the case may be, continuously effective (x) in the case of a Demand Registration, for a period of at least ninety (90) days (or, in the case of an underwritten offering, such period as the underwriters may reasonably require) following the date on which such Required Registration Statement is declared effective (or such shorter period which shall terminate when all of the Registrable Securities covered by such Required Registration Statement have been sold pursuant thereto) or (y) in the case of a Shelf Registration, until such time as all Registrable Securities covered by such Required Shelf Registration Statement have been sold pursuant thereto, including, in either case, if necessary, by filing with the SEC a post-effective amendment or a supplement to the Required Registration Statement or Required Shelf Registration Statement or the related prospectus or any document incorporated therein by reference or by filing any other required document or otherwise supplementing or amending the Required Registration Statement or Required Shelf Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Required Registration Statement or Required Shelf Registration Statement or by the Securities Act, the Exchange Act, any state securities or blue sky Laws, or any rules and regulations thereunder, and (ii) before filing such Required Registration Statement or Required Shelf Registration Statement, as the case may be, or any amendments or supplements thereto, provide to the Shareholder and any managing underwriter(s), copies of all documents proposed to be filed or furnished, including documents incorporated by reference, and the

Shareholder and the managing underwriter(s) shall have the opportunity to review and comment thereon, and the Company will make such changes and additions thereto as may reasonably be requested by the Shareholder and the managing underwriter(s) prior to such filing, unless the Company reasonably objects to such changes or additions;

(b)prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith (subject to the review and comment provisions set forth in Section 5.7(a) above) as may be necessary to maintain the effectiveness of such Registration Statement and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement for the period set forth in (a) above;

(c)furnish to the Shareholder and each managing underwriter or other purchaser such number of copies of such Registration Statement, each amendment and supplement thereto, the prospectus included in such Registration Statement (including each preliminary prospectus) (in each case including all exhibits other than those which are being incorporated into such Registration Statement by reference and that are publicly available) and such other documents as the Shareholder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the Shareholder and its Affiliates;

(d)use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky Laws of such jurisdictions in the United States as the Shareholder or any managing underwriter or other purchaser may reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable the Shareholder to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Shareholder and its Affiliates; provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify, (ii) consent to general service of process in any such jurisdiction or (iii) subject itself to taxation in any jurisdiction where it is not so subject;

(e)in the event of any offering of Registrable Securities pursuant to a Registration Statement, (i) enter into an underwriting agreement or similar agreement, in usual and customary form, with the managing underwriter(s) or other purchaser(s) of Registrable Securities in such offering and use reasonable best efforts to take such other actions as the Shareholder, managing underwriter(s) or other purchaser(s) reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (ii) cause its senior officers to participate in “road shows” and other information meetings organized by the managing underwriter(s) or other purchaser(s) and otherwise reasonably cooperating with the managing underwriter(s) or other purchaser(s) in connection with customary marketing activities (provided however, in no circumstance shall the Company be required to participate in road shows or other information meetings in connection with more than two such offerings in any calendar year) and (iii) cause to be delivered to the Shareholder and the underwriter(s) or other purchaser(s) opinions of counsel to the Company addressed to the underwriter(s) or other purchaser(s), in customary form, covering such matters as are customarily covered by opinions for an underwritten public offering as the underwriter(s) or other purchaser(s) may request;

(f)notify the Shareholder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, contains an untrue statement of a material fact or omits any fact necessary to make the statements therein, not misleading, and in such case, subject to Section 5.2, the Company shall promptly prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the holders of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein, not misleading;

(g)use its reasonable best efforts to cause all such Registrable Securities which are registered to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(h)provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

(i)enter into such customary agreements and use reasonable best efforts to take all such other actions as the Shareholder and the underwriter(s) or other purchaser(s), if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

(j)make available for inspection by the Shareholder and any underwriter or other purchaser participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by the Shareholder or any underwriter or other purchaser, financial and other records, pertinent corporate documents and properties of the Company and its Subsidiaries as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors, employees and independent accountants to supply all other information reasonably requested by the Shareholder or any such underwriter or other purchaser, attorney, accountant or agent in connection with such Registration Statement;

(k)if such offering of Registrable Securities is made pursuant to a Registration Statement, use reasonable best efforts to obtain “comfort” letters dated the pricing date and the closing date of the offering of the Registrable Securities under the underwriting or other agreement from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “comfort” letters in connection with underwritten offerings as the Shareholder, managing underwriter(s) or other purchaser(s) reasonably request;

(l)use reasonable best efforts to furnish, at the request of the Shareholder on the date such securities are delivered to the underwriter(s) or other purchaser(s) for sale pursuant to such registration or are otherwise sold pursuant thereto, an opinion and a “10b-5” letter, dated such date, of counsel representing the Company for the purposes of such registration, addressed to the underwriter(s) or other purchaser(s) covering such legal and other matters with respect to the registration in respect of which such opinion is being given and such letter is being delivered as the Shareholder, underwriter(s) or other purchaser(s) may reasonably request and are customarily included in such opinions and letters;

(m)subject to Section 5.2, use reasonable best efforts to prevent the issuance of any stop order, injunction or other order or requirement suspending the effectiveness of the Registration Statement or obtain the withdrawal of any such order if it is issued;

(n)otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable after the effective date of the Registration Statement, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(o)to the extent permitted by applicable Law, make available to the Shareholder an executed copy of each letter written by or on behalf of the Company to the SEC or the staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), and any item of correspondence received from the SEC or the staff of the SEC (or other governmental agency or self -regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), in each case relating to such Registration Statement;

respond reasonably and completely to any and all comments received from the SEC or the staff of the SEC, with a view towards causing such Registration Statement or any amendment thereto to be declared effective by the SEC as soon as reasonably practicable and shall file an acceleration request following the resolution or clearance of all SEC comments or, if applicable, following notification by the SEC that any such registration statement or any amendment thereto will not be subject to review;

(p)reasonably cooperate with the Shareholder and each underwriter or other purchaser participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(q)notify in writing the Shareholder and the underwriter or other purchaser, if any, of the following events as promptly as reasonably practicable:

(i)the effectiveness of any such Registration Statement;

(ii)any request by the SEC for amendments or supplements to the Registration Statement or the prospectus or for additional information and when same has been filed and become effective;

(iii)the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings by any Person for that purpose;

(iv)the suspension of the registration of the subject shares of the Registrable Securities in any state jurisdiction; and

(v)the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for the sale under the securities or blue sky Laws of any jurisdiction or the initiation or threat of any proceeding for such purpose;

(r)to the extent requested in writing by the lead managing underwriter(s) or other purchaser(s) with respect to an offering of Equity Securities having an aggregate value of at least $50,000,000 pursuant to a Registration Statement, agree, and cause the directors or officers of the Company to agree, to enter into customary agreements restricting the sale or distribution of Equity Securities during the period commencing on the date of the request (which shall be no earlier than fourteen (14) days prior to the expected “pricing” of such offering) and continuing for not more than ninety (90) days after the date of the “final” prospectus (or “final” prospectus supplement if the offering is made pursuant to a Shelf Registration Statement), pursuant to which such offering shall be made, plus an extension period, as may be proposed by the lead managing underwriter(s) or other purchaser(s) to address FINRA regulations regarding the publishing of research, or such lesser period as is required by the lead managing underwriter(s) or other purchaser(s); and

(s)use reasonable best efforts to take all other steps reasonably necessary to effect the registration of the Registrable Securities contemplated hereby.

If any such registration or comparable statement refers to the Shareholder by name or otherwise as the holder of any securities of the Company and if the Shareholder is or would be reasonably expected to be deemed to be a controlling person of the Company, the Shareholder shall have the right to require (i) the insertion therein of language, in form and substance satisfactory to the Shareholder and presented to the Company in writing, to the effect that the holding by the Shareholder of such securities is not to be construed as a recommendation by the Shareholder of the investment quality of the Company’s securities covered thereby and that such holding does not imply that the Shareholder shall assist in meeting any future financial requirements of the Company or (ii) in the event that such reference to the Shareholder by name or otherwise is not required by the Securities Act or any similar federal statute then in force, the deletion of the reference to the Shareholder. In connection with any Registration Statement in which the Shareholder is participating, the Shareholder shall furnish to the Company in writing such information regarding the Shareholder as the Company may from time to time reasonably request specifically for use in connection with any such Registration Statement or prospectus.

Upon notice by the Company to the Shareholder of any Blackout Period, the Shareholder shall keep the fact of any such notice strictly confidential, and during any Blackout Period, discontinue its offer and disposition of Registrable Securities pursuant to the applicable Registration Statement and the prospectus relating thereto for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company). The Shareholder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in clauses (f), (q)(ii), (q)(iii), (q)(iv) or (q)(v) above, it shall forthwith discontinue its offer and disposition of Registrable Securities pursuant to the applicable Registration Statement and the prospectus relating thereto until its receipt of the copies of the supplemented or amended prospectus contemplated by clause (q)(ii), or until it is advised in writing by the Company that the use of the applicable prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus; provided that the Company shall use its reasonable best efforts to supplement or amend the applicable Registration Statement and prospectus as promptly as practicable and shall extend the time periods under clause (a) above with respect to the length of time that effectiveness of a Registration Statement must be maintained by the amount of time that the Shareholder is required to discontinue disposition of such Registrable Securities.

Section 5.8. Registration Expenses. (i) All expenses incident to the performance of or compliance with this Article 5, including all registration and filing fees, fees and expenses of compliance with securities or blue sky Laws, printing expenses, messenger and delivery expenses, out-of-pocket expenses and disbursements arising out of or related to any marketing activities undertaken pursuant to Section 5.7(e), the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed and fees, but excluding any underwriter’s discount or commission (all such expenses being herein called “Registration Expenses”), and (ii) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and disbursements of counsel for the Company and all independent certified public accountants retained by the Company shall in each case be borne by the Company. The Shareholder shall pay (i) any underwriter’s discount or commission for the sale of Registrable Securities in underwritten offerings under Section 5.4 and Section 5.5 and (ii) the legal fees and expenses of the Shareholder and its Affiliates incident to the registration and sale of Registrable Securities pursuant to this Agreement.

Section 5.9.Requested Information. Not less than five (5) Business Days before the expected filing date of each Registration Statement pursuant to this Agreement, the Company shall notify each holder of Registrable Securities who has timely provided the requisite notice hereunder entitling such holder to register Registrable Securities in such Registration Statement of the information, documents and instruments from such holder that the Company or any underwriter or other purchaser reasonably requests in connection with such Registration Statement, including a questionnaire, custody agreement, power of attorney, lockup letter and underwriting or other agreement, each in customary form reasonably acceptable to such holders (the “Requested Information”). If the Company has not received, on or before the second (2nd) Business Day before the expected filing date, the Requested Information from such holder, the Company may file the Registration Statement without including Registrable Securities of such holder. The failure to so include in any Registration Statement the Registrable Securities of a holder of Registrable Securities (with regard to that Registration Statement) shall not result in any liability on the part of the Company to such holder.

Section 5.10.Holdback Agreements. The Shareholder agrees to enter into customary agreements restricting the sale or distribution of Equity Securities (including sales pursuant to Rule 144) to the extent reasonably required in writing by the lead managing underwriters with respect to an applicable underwritten primary offering on behalf of the Company relating to the registration of Equity Securities having an aggregate value of at least $50,000,000 during the period commencing on the date of the request (which shall be no earlier than fourteen (14) days prior to the expected “pricing” of such underwritten offering) and continuing for not more than sixty (60) days after the date of the “final” prospectus (or “final” prospectus supplement if the underwritten offering is made pursuant to a Shelf Registration Statement), pursuant to which such underwritten offering shall be made, plus an extension period, as may be proposed by the lead managing underwriters to address FINRA regulations regarding the publishing of research, or such lesser period as is required by the lead managing underwriters. The Shareholder shall not be required to enter into a holdback agreement pursuant to this Section 5.10 (a) at any time when the aggregate number of Shares that are Beneficially Owned by the Shareholder and its Group Members, as a group, is less than 10% of the shares of Common Stock issued and outstanding, (b) unless the directors and executive officers of the Company are subject to substantially similar restrictions and (c) unless the Shareholder has had the opportunity to review and provide reasonable comments on any such holdback agreement. The postponement rights in clause (b) of the first sentence in Section 5.2 and the holdback obligation in this Section 5.10 shall not be applicable to the Shareholder for more than a total of one hundred twenty (120) days during any period of twelve (12) consecutive months.

Section 5.11.Rule 144 Reporting. With a view to making available to the Shareholder the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:

(a)make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b)file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c)so long as the Shareholder owns any Registrable Securities, furnish to the Shareholder promptly upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 of the Securities Act and of the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company filed with the SEC and (iii) such other reports and documents as the Shareholder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration, in each case to the extent not readily publicly available.

Section 5.12.Company Indemnification. The Company agrees to indemnify and hold harmless, to the extent permitted by applicable Law, the Shareholder, its Affiliates and each of its and their respective directors, officers, partners, members, employees, advisors, representatives and agents and each Person, if any, who controls the Shareholder (within the meaning of the Securities Act or the Exchange Act) from and against any and all losses, claims, damages, liabilities and expenses whatsoever (including reasonable, documented expenses of investigation and reasonable, documented attorneys’ fees and expenses) caused by, arising out of or relating to any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto covering the resale of any Registrable Securities by or on behalf of the Shareholder and its Affiliates or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or any violation of the Securities Act or state securities Laws or rules thereunder by the Company relating to any action or inaction by the

Company in connection with such registration, except insofar as such untrue statement or omission is based on information contained in any affidavit or statement so furnished in writing by the Shareholder expressly stated to be used in connection with such Registration Statement. This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Shareholder or any indemnified party and shall survive the transfer of such securities by the Shareholder.

Section 5.13.Shareholder Indemnification. The Shareholder and any Permitted Transferees jointly and severally agree to indemnify and hold harmless, to the extent permitted by applicable Law, the Company, its Affiliates, its and their respective directors, officers, partners, members and agents and each Person, if any, who controls the Company (within the meaning of the Securities Act or the Exchange Act) from and against any and all losses, claims, damages, liabilities and expenses (including reasonable, documented expenses of investigation and reasonable, documented attorneys’ fees and expenses) caused by, arising out of or relating to any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto covering the resale of any Registrable Securities by or on behalf of the Shareholder or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by the Shareholder expressly stated to be used in connection with such Registration Statement. Notwithstanding the foregoing, the Shareholder shall not be liable for any amounts in excess of the net proceeds received by the Shareholder from sales of Registrable Securities pursuant to the Registration Statement to which the claims relate. This indemnity shall be in addition to any liability the Shareholder may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any indemnified party and shall survive the transfer of such securities by the Company.

Section 5.14.Resolution of Claims. Any Person entitled to indemnification pursuant to this Article 5 shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided that the failure so to notify the indemnifying party shall not relieve the indemnifying party of any liability that it may have to the indemnified party hereunder except to the extent that the indemnifying party is materially prejudiced or otherwise forfeits substantive rights or defenses by reason of such failure. If notice of commencement of any such action is given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the indemnified party unless (a) the indemnifying party agrees to pay the same, (b) the indemnifying party fails to assume the defense of such action with counsel reasonably satisfactory to the indemnified party within a reasonable amount of time after receipt of notice of such claim from the indemnified party or (c) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the indemnified party and such parties have been advised by such counsel that either (i) representation of such indemnified party and the indemnifying party by the same counsel would be inappropriate under applicable standards of professional conduct or (ii) it is reasonably foreseeable that there will be one or more material legal defenses available to the indemnified party which are different from or additional to those available to the indemnifying party. In any of such cases, the indemnified party shall have the right to participate in the defense of such action with its own counsel, the reasonable, documented out-of-pocket fees and expenses of which shall be paid by the indemnifying party, it being understood, however, that the indemnifying party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all indemnified parties. No indemnifying party shall be liable for any settlement entered into without its written consent (such consent not to be unreasonably withheld, conditioned or delayed). No indemnifying party shall, without the consent of such indemnified party (such consent not to be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which such indemnified party is a party and indemnity has been sought hereunder by such indemnified party, unless such settlement (x) includes an unconditional release of such indemnified party from all liability for claims that are the subject matter of such proceeding and (y) does not include an omission of fault, culpability or failure to act by or on behalf of any indemnified party.

Section 5.15.Contribution. If the indemnification provided for in Section 5.12 or Section 5.13 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable Law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with such loss, claim, damage, liability or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of Law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of any loss, claim, damage, liability or expense referred to above shall be deemed to include, subject to the limitations set forth in this Section 5.15, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The Parties agree that it would not be just and equitable if contribution pursuant to this Section 5.15 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 5.15. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 5.16.Company Facilitation of Sale. If any Registrable Securities are certificated and bear any restrictive legend, or are held in non-certificated book-entry form and are subject to any stop transfer or similar instruction or restriction, the Company shall upon the request of the holder of such Registrable Securities, as applicable, promptly cause such legends to be removed and new certificates without any restrictive legends to be issued or cause such stop transfer or similar instructions or restrictions to be promptly terminated and removed if (a) such Registrable Securities have been resold pursuant to an effective Registration Statement or (b) the holder of such Registrable Securities provides the Company and/or transfer agent, as applicable, with reasonable assurance that such Registrable Securities can be sold, assigned or transferred pursuant to Rule 144 or otherwise without registration and without any restriction whatsoever under the applicable requirements of the Securities Act, including, if requested by the Company, an opinion of outside legal counsel, reasonably acceptable to the Company and/or transfer agent, as applicable, to such effect.

Section 5.17.Transfers. To the extent that any Registrable Securities are Transferred, the obligations of the Company shall not be expanded in any respect and, the registration rights provided for in this Article 5, to the extent assigned, shall be shared by all holders of Registrable Securities and all such persons shall be jointly and severally liable for any obligations.

ARTICLE 6

Board of Directors

Section 6.1.Reserved.

Section 6.2.Designation of Director. From the date hereof for so long as the Shareholder has Beneficial Ownership of shares of Common Stock that constitute at least 5% of the total outstanding shares of Common Stock measured at such time, the Shareholder shall have the right to designate one (1) individual for election to the Board of Directors, the identity of such director designee (the “Shareholder Designee”) to be at the discretion of the Shareholder so long as any such Shareholder Designee is not restricted from serving on the board of directors of a U.S. public company and shall satisfy the corporate governance guidelines of the Company and NASDAQ and the Company shall take all actions necessary to ensure such Shareholder Designee is appointed as a director (as soon as possible following the confirmation of the identity of the Shareholder Designee by the Shareholder to the Company) until his or her successor is elected and qualified or his or her resignation or removal in accordance with the bylaws of the Company. For the avoidance of doubt and subject to Article 4, the right granted to the Shareholder to designate a member of the Board of Directors is additive to, and not intended to limit in any way, the rights that the Shareholder may have to nominate, elect or remove directors under the certificate of incorporation or bylaws of the Company or the Delaware General Corporation Law. Subject to applicable Law and stock exchange rules, the audit committee of the Board of Directors, shall include the Shareholder Designee.

Section 6.3.Election of Director. For so long as the Shareholder is entitled to designate an individual for election to the Board of Directors pursuant to Section 6.2, the Company shall nominate and take all action within its power to cause the nominee designated pursuant to Section 6.2 to be included in the slate of nominees recommended by the Board of Directors to the Company’s stockholders for election as directors at each annual or special meeting of the stockholders of the Company at which directors are to be elected to the Board of Directors (and/or in connection with any election by written consent) and the Company shall use all reasonable best efforts to cause the election of such nominee, including recommending and soliciting proxies in favor of the election of such nominee.

Section 6.4.Replacement of Director. In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of the director nominated pursuant to Section 6.2 or Section 6.3, or in the event of the failure of such nominee to be elected, the Shareholder shall have the right to designate a replacement to fill such vacancy, provided that any such nominee shall (i) not be restricted from serving on the board of directors of a U.S. public company and (ii) satisfy the corporate governance guidelines of the Company and NASDAQ. The Company shall take all action within its power to cause such vacancy to be filled by the replacement so designated, and the Board of Directors shall promptly elect such designee to the Board of Directors. Upon the written request of the Shareholder, the Company shall take all action within its power to submit the election of such designee to a vote of stockholders of the Company.

Section 6.5.Indemnification, Fees, Expense Reimbursement and Insurance. Any director designated by the Shareholder that serves on the Board of Directors shall be entitled to all benefits and rights under any indemnification, exculpation and reimbursement agreement, policy and provision of any organizational document (including as to advancement or reimbursement of expenses), as well as any director and officer insurance policy maintained by the Company, in each case to the fullest extent made available to any other director of the Board of Directors. Without limiting the foregoing, (i) the benefits and rights referenced in the previous sentence shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any director designated by the Shareholder without the Shareholder’s prior written consent and (ii) the Company shall at all times maintain in full force and effect a policy or policies of director and officer liability insurance, issued by insurers of recognized responsibility, insuring against such losses and risks, and in such amounts, as are at least as favorable as are maintained by the Company as of the date hereof. Notwithstanding anything to the contrary in the Company’s certificate of incorporation or bylaws or in this Section 6.5, and without limiting any of the rights set forth therein, the Company shall indemnify and hold harmless any director designated by the Shareholder that serves on the Board of Directors to the fullest extent permitted by applicable Law with respect to any losses arising from or related to the fact that such director is or was a director of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of the Company or another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, or by reason of anything done or not done by such director in any such capacity. The Company hereby agrees to enter into a customary indemnification agreement with the director designated by the Shareholder as soon as reasonably practicable after the date hereof. No director designated by the Shareholder pursuant to Section 6.2 (or Section 6.4) that serves on the Board of Directors shall be entitled to any compensation by the Company for service as a director, and the Shareholder shall cause any director designated by the Shareholder that serves on the Board of Directors to waive any right to compensation, including any cash retainer payments and equity awards payable to members of the Board of Directors. The Company acknowledges that the director designated by the Shareholder may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Shareholder and/or its respective Affiliates. The Company hereby agrees that, with respect to a claim by the director designated by the Shareholder for indemnification arising out of his or her service as a director of the Company to which the director is entitled to indemnification by the Company, the Company is the indemnitor of first resort (i.e., its obligations to the director designated by the Shareholder with respect to indemnification, advancement of expenses and/or insurance (which obligations are and shall be the same as such obligations the Company owes to other members of the Board of Directors) are primary, and any obligation of the Shareholder and its Affiliates to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the director designated by the Shareholder are secondary).

Section 6.6.No Impairment. The Company shall not take any action to cause the amendment of its certificate of incorporation or bylaws such that Article 6 would not be given effect; provided, that, for the avoidance of doubt, the foregoing shall not prohibit any increase or decrease in the size of the Board of Directors.

Section 6.7.Compliance Matters. The Company, its Subsidiaries and Affiliates shall use commercially reasonable efforts to (i) comply in all material respects with all Laws applicable to the Company, its business or operations, including (A) Anti-Corruption Laws in any jurisdiction where the Company (or, if applicable, any of its Subsidiaries) is organized, holds assets or operates, or in which its products are sold and (B) all Laws governing interactions with government officials and healthcare professionals in any of the jurisdictions described in clause (i), (ii) maintain books, records, and accounts that, in all material respects, accurately and fairly reflect the transactions and dispositions of their respective assets, (iii) maintain at all times a code of conduct, an anti-corruption policy and procedure, and appropriate systems of internal controls that provide reasonable assurances that the Company and each of its Subsidiaries and Affiliates will comply with Anti-Corruption Laws that are appropriate in light of the nature and type of the activities engaged in by the Company, its Subsidiaries and Affiliates, and (iv) monitor their respective operations with the purpose of ensuring the effectiveness of the Company’s anti-corruption policies, procedures, systems and controls and, when appropriate, undertake reasonable enhancements as their business activities expand.

Section 6.1.Disclosure. In furtherance of and not in limitation of any other similar agreement the Shareholder or any of its Affiliates or its or their respective Representatives may have with the Company or its Subsidiaries or other Persons, the Shareholder hereby agrees that all Confidential Information with respect to the Company and its Subsidiaries and its and their respective businesses, finances and operations shall be kept confidential by the Shareholder and its Affiliates and its and their respective Representatives and shall not be disclosed by any such Person in any manner whatsoever, except as permitted by this Agreement. Any Confidential Information may be disclosed:

(a)by the Shareholder to any of its Affiliates and the Shareholder’s or such Affiliate’s Representatives, in each case, solely if and to the extent any such Affiliate or Representative needs to be provided such Confidential Information to assist the Shareholder in evaluating or reviewing its existing or prospective direct or indirect investment in the Company and its Subsidiaries, including in connection with the disposition thereof, and each such Affiliate or Representative shall be deemed to be bound by the provisions of this Section 6.8 and the Shareholder shall be responsible for any breach of this Section 6.8 by any such Affiliate or Representative;

(b)by the Shareholder or any of its Representatives to the extent the Company consents in writing; and

(c)by the Shareholder or its Affiliates or its or their respective Representatives to the extent that the Shareholder, Affiliate or Representative has received advice from its counsel (including in-house counsel) that it is legally compelled to do so or it is advisable to do so to comply with applicable Law or legal process or any request by or from any Governmental Authority or the rules of any securities exchange; provided, that, prior to making such disclosure, such Person uses commercially reasonable efforts to preserve the confidentiality of the Confidential Information to the extent permitted by applicable Law, including, to the extent reasonably practicable and permitted by applicable Law, (A) consulting with the Company regarding such disclosure and (B) if reasonably requested by the Company, assisting the Company, at the Company’s expense, in seeking a protective order to limit the scope of or prevent the requested disclosure; provided, further, that the Shareholder, Affiliate or Representative uses commercially reasonable efforts to disclose only that portion of the Confidential Information as is requested by the applicable Governmental Authority or as is, based on the advice of its counsel (including in-house counsel), legally required, compelled or advisable.

Notwithstanding anything to the contrary herein or in any Company policy or code of business conduct, without limiting any director’s fiduciary duties under applicable Law, the Company hereby consents to the director designated by the Shareholder sharing any information such director (in his or her capacity as such) receives from the Company with the Shareholder and its Affiliates solely if and to the extent necessary to assist the Shareholder in evaluating or reviewing its existing or prospective direct or indirect investment in the Company, including in connection with the disposition thereof.

ARTICLE 7

Preemptive Rights

Section 7.1.Right to Purchase Equity Securities. During the twelve (12) month period beginning on the date hereof, the Company hereby grants to the Shareholder the right to purchase any or all of the Shareholder’s Preemptive Share Percentage (as defined below) of all Equity Securities that the Company may, from time to time, propose to issue and sell at the cash price and on the terms on which the Company proposes to sell such Equity Securities. The Shareholder’s “Preemptive Share Percentage” shall be equal to a fraction (a) the numerator of which is the number of shares of Common Stock held by the Shareholder on the date of the Company’s written notice pursuant to Section 7.2 and (b) the denominator of which is the aggregate number of shares of Common Stock outstanding on such date.

Section 7.2.Required Notices. In the event the Company proposes to undertake an issuance of Equity Securities, it shall give the Shareholder prompt written notice of its intention describing the number and type of Equity Securities proposed to be issued, the cash price therefor, the expected date of issuance of such Equity Securities (which shall be at least twenty (20) days after the date of delivery of such notice) and the general terms upon which the Company proposes to issue the same; provided, that if the proposed issuance of Equity Securities is pursuant to a bona fide business acquisition by the Company, whether by merger, consolidation, sale of assets, or sale or exchange of stock, the cash price shall be deemed to be the price of the Common Stock at the close of market on the day of closing of such transaction. The Shareholder shall have ten (10) days from the date of receipt of any such notice to agree to purchase any or all of the Shareholder’s Preemptive Share Percentage of such Equity Securities at the price and upon the general terms specified in the Company’s notice, by the Shareholder delivering written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Upon the issuance of any Equity Securities, the Company shall issue to the Shareholder such number of Equity Securities as was designated in the written notice therefor delivered to the Company in accordance with this Section 7.2, against payment in full for such Equity Securities.

Section 7.3.Company’s Right to Sell. In the event the Shareholder fails to exercise, within such ten (10) day period, the right to acquire its full Preemptive Share Percentage of the Equity Securities offered, the Company shall have sixty (60) days to sell or enter into an agreement to sell (pursuant to which the sale of Equity Securities covered thereby shall be closed, if at all, within one hundred twenty (120) days from the date of such agreement) all such Equity Securities for which such preemptive rights were not exercised, at a price and upon terms not more favorable in any material respect to the purchasers thereof as was specified in the Company’s notice delivered pursuant to Section 7.2. In the event the Company has not (a) sold or issued, or entered into any agreement to sell, all such Equity Securities within such sixty (60) day period or (b) if the Company so entered into an agreement to sell all such Equity Securities, sold and issued all such Equity Securities within one hundred twenty (120) days from the date of such agreement, the Company shall not thereafter issue or sell any Equity Securities without first again offering such securities to the Shareholder in the manner provided in this Article 7.

Section 7.4.Excluded Issuances. Notwithstanding the foregoing, the preemptive rights granted to Shareholder under this Article 7 shall not apply to any issuance of Equity Securities (i) to employees, officers or directors of the Company pursuant to an employee benefit plan of the Company (so long as the Company provides the Shareholder with 10 days prior written notice of any such issuance if the Company issues greater than 10,000 Shares pursuant to an employee benefit plan of the Company within a given calendar month) or (ii) in connection with any stock split, stock dividend or recapitalization in which all classes or series of stock of the Company are adjusted equally. The Shareholder may, at its option, elect to receive a monthly statement from the Company regarding the aggregate number of shares of Common Stock then outstanding. On the date of this Agreement, the Company must provide the Shareholder with a 12-month vesting schedule (the “Vesting Schedule”) including (A) the date of issuance of any Equity Securities that will vest, convert into Shares or become exercisable for Shares on or prior to the date that is 12 months from the date hereof, (B) the date on which such Equity Securities will vest, convert or become exercisable, and (C) the number of such Equity Securities. The Company shall as promptly as reasonably practicable (and in any event, at least 10 Business Days prior to the date on which the relevant Equity Securities will vest, convert or become exercisable) provide to the Shareholder a revised Vesting Schedule if (1) any additional Equity Securities are issued that would have been listed on the Vesting Schedule had such Equity Securities been issued on or prior to the date hereof or (2) if there are any amendments to the date on which any Equity Securities listed on the Vesting Schedule will vest, convert or become exercisable or to the number of Equity Securities listed on the Vesting Schedule.

ARTICLE 8

Miscellaneous

Section 8.1.Fees and Expenses. Except as otherwise provided in this Agreement (including in Section 5.8), each Party shall pay its own direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.

Section 8.2.Term. This Agreement shall commence on and from the date of this Agreement. Notwithstanding anything contained herein to the contrary, this Agreement shall terminate, and all rights and obligations hereunder shall cease, upon such time as there are no Registrable Securities, except for the provisions of Section 5.8, Section 5.12, Section 5.13, Section 5.14, Section 5.15 and this Article 8, which shall survive such termination.

Section 8.3.Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses:

If to the Company, to:

Name: ICU Medical, Inc.
Address: 951 Calle Amanecer, San Clemente, CA 92673
Attn: Virginia Sanzone, General Counsel
Email: vsanzone@icumed.com

with a copy (which shall not constitute notice) to:

Name: Latham & Watkins LLP
Address: 650 Town Center Drive, 20th Floor, Costa Mesa, CA 92626
Attn: Daniel Rees
Email: Daniel.Rees@.lw.com

If to the Shareholder, to:
Name: c/o Smiths Group plc
Address: 4th Floor, 11-12 St James’s Square, London, United Kingdom SW1Y 4LB

For the attention of: General Counsel
Email address: melanie.rowlands@Smiths.com

with a copy (which shall not constitute notice) to each of the following:

Name: c/o Smiths Group plc
Address: 4th Floor, 11-12 St James’s Square, London, United Kingdom SW1Y 4LB
For the attention of: General Counsel – Corporate, M&A and APAC
Email address: adam.ramsay@Smiths.com

Name: c/o Smiths Group plc
Address: 4th Floor, 11-12 St James’s Square, London, United Kingdom SW1Y 4LB
For the attention of: Company Secretary
Email address: matthew.whyte@Smiths.com

Name: White & Case LLP
Address: 5 Old Broad Street, London, United Kingdom EC2N 1DW
For the attention of: Guy Potel
Email address: guy.potel@whitecase.com

Any Party may, by delivery of written notice to the other Parties, change the address to which such notices and other communications are to be given in connection with this Agreement.

Section 8.4.Counterparts; Entire Agreement; Corporate Power; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement and the Schedules hereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. Each Party acknowledges that it and the other Parties may execute this Agreement by manual, stamp, mechanical or electronic signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp, mechanical or electronic signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms a stamp, mechanical or electronic signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it shall not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 8.5.Amendments and Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Shareholder or, in the case of a waiver, by the Party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 8.6.Successors and Assigns. Subject to clauses (a) and (b) below, this Agreement shall be binding upon the Parties and their respective successors and assigns and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

(a)The Company may not assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of the Shareholder; provided that no such consent shall be required for any assignment by the Company of its rights or obligations hereunder in connection with a merger, consolidation, combination, reorganization or similar transaction or the transfer, sale, lease, conveyance or disposition of all or substantially all of its assets.

(b)The Shareholder may not assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of the Company; provided that no such consent shall be required for (i) subject to Section 8.6(d), any assignment by the Shareholder of its rights or obligations hereunder (other than in Article 6) in connection with a merger, consolidation, combination, reorganization or similar transaction in or to which the Shareholder or the Shareholder Parent is a constituent Person or the transfer, sale, lease, conveyance or disposition of all or substantially all of the Shareholder’s or the Shareholder Parent’s assets, if such assignee agrees in writing to be bound by the terms of this Agreement, (ii) the assignment or delegation by the Shareholder or the Shareholder Parent of any of its rights or obligations under this Agreement to a Permitted Transferee, provided that such Permitted Transferee agrees in writing to be bound by the terms of this Agreement and together with the Shareholder and any prior transferees shall be deemed the Shareholder, or (iii) the assignment or delegation by the Shareholder of its rights under Article 5 with respect to any other Transfer made in accordance with Section 2.1 of at least 5% of the then issued and outstanding shares of Common Stock of the Company, provided that such transferee agrees in writing to be bound by the applicable terms of this

Agreement and together with the Shareholder and any prior transferees shall be deemed the Shareholder with respect to Article 5; provided, that with respect to each of the foregoing clauses, no such assignment or delegation shall relieve the Shareholder of its obligations under this Agreement. For the avoidance of doubt, the Shareholder may not assign or delegate any of its rights or obligations under Article 6 without the prior written consent of the Company.

(c)Except as provided in Section 8.6(d), the covenants and agreements of the Shareholder set forth in Article 2, Article 3 and Article 4 shall not be binding upon or restrict any transferee of Shares other than Permitted Transferees in accordance with Section 2.1(a)(iii) or any transferee of Shares pursuant to a Transfer in connection with which the Shareholder’s rights under this Agreement are assigned to the transferee pursuant to Section 8.6(b)(i), and no transferee of Shares other than such Permitted Transferees or a transferee of the Shareholder’s rights pursuant to Section 8.6(b) shall have any rights under this Agreement.

(d)The Shareholder will not enter into any transaction pursuant to which any Person would become its ultimate parent entity (such that the Shareholder is a direct or indirect Subsidiary of another Person or all or substantially all of the Shareholder’s equity securities or assets have been acquired by another Person) without causing such Person to assume all of the Shareholder’s obligations under this Agreement effective as of the consummation of such transaction.

Section 8.7.Non-Affiliation. From and after the Completion Date, the Company shall not and shall not cause, direct or permit any of its Subsidiaries or Group Members to (a) identify the Shareholder or any of its Affiliates (each, a “Shareholder Party” and collectively, the “Shareholder Parties”) or otherwise hold any Shareholder Party out to be an Affiliate of the Company or any of its Subsidiaries, except to the extent that such identification is required by applicable Law, by virtue of the Shareholder’s Beneficial Ownership of all or a portion of the Shares or other Equity Securities, and in such case only to the extent so required by Law, or (b) make, enter into, modify or amend any Contract, other than a Contract executed and delivered by any Shareholder Party, that subjects any Shareholder Party or any of its assets or properties (other than the Shares or other Equity Securities held by the Shareholder), tangible or intangible, to any lien, encumbrance, claim, restriction or similar obligation or grants or allows on or with respect to any such assets or properties any right of use, exploitation, access or discovery to or in favor of any Person.

Section 8.8.Acknowledgment of Securities Laws. Each Party is aware, and shall advise its Representatives who are informed of the matters that are the subject of this Agreement, of the restrictions imposed by the securities laws of the United States on the purchase or sale of securities by any Person who has received material, nonpublic information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

Section 8.9.No Third Party Beneficiaries. Except as expressly provided in Section 5.13, Section 5.14, Section 5.15 and Section 5.16, this Agreement is intended for the benefit of the Parties and their respective successors and permitted assigns.

Section 8.10.Severability. In the event that any one or more of the terms or provisions of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, or the application of such term or provision to Persons or circumstances or in jurisdictions other than those as to which it has been determined to be invalid, illegal or unenforceable, and the Parties shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of the Parties. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the Parties as reflected by this Agreement. To the extent permitted by applicable Law, each Party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

Section 8.11.Business Days. If the last or appointed day for the taking of any action or the expiration of any right required or granted in this Agreement is not a Business Day (including where such period of time is measured in calendar days), then such action may be taken or such right may be exercised on the next succeeding Business Day.

Section 8.12.Governing Law and Venue: Waiver of Jury Trial.

(a)THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE SUBSTANTIVE AND PROCEDURAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW. The Parties irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, to the extent the court of Chancery does not have subject matter jurisdiction, the federal courts of the United States of America for the District of Delaware with respect to all matters arising out of or relating to this Agreement and the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement, and waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in such Court of Chancery or federal court. The Parties agree that a final judgment in any such any action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. The Parties consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.3 or in such other manner as may be permitted by Law shall be valid and sufficient service.

(b)EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 8.12(B).

Section 8.13.Enforcement. The Parties acknowledge and agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in any court referred to in Section 8.12, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for such breach.

Section 8.14.Representations and Warranties. Each Party represents and warrants to the other Party as follows: (a) such Party has full legal right and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly executed and delivered by such Party and the execution, delivery and performance of this Agreement by it and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of such Party and no other actions or proceedings on the part of such Party are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement; (c) this Agreement constitutes the valid and binding agreement of such Party, enforceable against such Party in accordance with its terms; and (d) the execution and delivery of this Agreement by such Party does not, and the consummation of the transactions contemplated by this Agreement and the compliance with the provisions of this Agreement will not, conflict with or violate any Laws or agreements binding upon such Party, nor require any authorization, consent or approval of, or filing with, any Governmental Authority, except for filings with the SEC by the Company and filings with the Financial Conduct Authority by the Shareholder Parent.

[Signature pages follow]

IN WITNESS WHEREOF, the Company and the Shareholder have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

ICU Medical, Inc.

By:    /s/Brian M. Bonnell
Name: Brian M. Bonnell
Title: CFO & Treasurer

[Shareholder Agreement - Signature Page]

IN WITNESS WHEREOF, the Company and the Shareholder have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

Smiths Group International Holdings Limited

By: /s/ John Shipsey
Name: John Shipsey
Title: Director

[Shareholder Agreement - Signature Page]

SCHEDULE I

COMPANY COMPETITORS

•Becton Dickinson

•Baxter

•Braun

•Fresenius SE

•Terumo

•3M

•Medline

•EquaShield

•Vygon

•Codan

•MedCaptain

•Halkey Roberts

SCHEDULE II

OTHER REGISTRABLE SECURITIES

1.    None